SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Alder BioPharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	6.	Amount Previously Paid:
	7.	Form, Schedule or Registration Statement No.:
	8.	Filing Party:
	9.	Date Filed:

ALDER BIOPHARMACEUTICALS, INC.

11804 North Creek Parkway South

Bothell, WA 98011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 24, 2017

Dear Alder Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Alder BioPharmaceuticals, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, May 24, 2017 at 10:00 a.m. local time at the offices of Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355 for the following purposes:

1.	To elect the three nominees for director named herein to the Board of Directors to hold office until the 2020 Annual Meeting of Stockholders.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement accompanying this notice.

3.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 21, 2017. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on May 24, 2017 at the offices of

Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355.

The proxy statement and annual report to stockholders

are available at www.proxyvote.com.

By Order of the Board of Directors

Mark Litton
Chief Business Officer, Treasurer and Corporate Secretary

Bothell, WA

April 28, 2017

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ALDER BIOPHARMACEUTICALS, INC.

11804 North Creek Parkway South

Bothell, WA 98011

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

May  24, 2017

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Alder BioPharmaceuticals, Inc. (the “Company,” “Alder,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about May 2, 2017 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the Annual Meeting?

The meeting will be held on Wednesday, May 24, 2017 at 10:00 a.m. local time at the offices of Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355. For directions, please call Cooley LLP at (206) 452-8700. Information on how to vote in person at the meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 21, 2017 will be entitled to vote at the Annual Meeting. On this record date, there were 50,410,458 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 21, 2017, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy over the telephone, through the internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 21, 2017, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	election of three directors;

•	advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement; and

•	ratification of selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For your advisory vote on the compensation of our named executive officers and the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, or vote by proxy over the telephone or through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 23, 2017 to be counted.

•	To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on May 23, 2017 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instructions form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual

Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 21, 2017.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of various national and regional securities exchanges, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Ratification of the selection of auditors is considered a “routine” matter. Accordingly, your broker or nominee may not vote your shares on Proposal Nos. 1 and 2 without your instructions, but may vote your shares on Proposal No. 3, even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each nominee for director, “For” the advisory approval of named executive officer compensation, and “For” the ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, we have retained Alliance Advisors, a proxy solicitation firm, to assist in the solicitation of proxies and related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $15,000.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 11804 North Creek Parkway South, Bothell, WA 98011.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 2, 2018, to our Corporate Secretary at 11804 North Creek Parkway South, Bothell, WA 98011, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2018 Annual Meeting of Stockholders is held before April 24, 2018 or after June 23, 2018, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2018 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) at the 2018 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, the proposal must be received by our Corporate Secretary not later than the close of business on February 23, 2018 nor earlier than the close of business on January 24, 2018; provided, however, that if our 2018 Annual Meeting of Stockholders is held before April 24, 2018 or after June 23, 2018, then the proposal must be received not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the advisory approval of the executive compensation of our named executive officers, votes “For,” “Against” and broker non-votes; and, with respect to the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, votes “For,” “Against” and abstentions.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum votes needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions or Withheld Votes	Effect of Broker Non- Votes
1	Election of Directors	The three nominees receiving the most “For” votes will be elected	None	None

2	Advisory approval of the compensation of named executive officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

3	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 50,410,458 shares outstanding and entitled to vote. Thus, the holders of 25,205,230 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and 2016 Annual Report are available at www.proxyvote.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has nine members. There are three Class III directors whose term of office expires in 2017. If elected at the Annual Meeting, each of the nominees would serve until the 2020 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. Two of our directors attended the 2016 Annual Meeting of Stockholders.

The following table sets forth information with respect to the three nominees for election at the Annual Meeting and the directors whose terms of office will continue after the Annual Meeting, as of March 31, 2017:

Name	Age	Director Since	Position
Class III Directors—Nominees for Election at the Annual Meeting
Randall C. Schatzman	62	January 2004	President, Chief Executive Officer and Director
Heather Preston	51	December 2007	Director
Clay B. Siegall	56	November 2005	Director

Class I Directors—Continuing in Office until the 2018 Annual Meeting
Paul B. Cleveland	60	August 2015	Director
Stephen M. Dow	61	April 2005	Chairman of the Board of Directors
A. Bruce Montgomery	63	October 2010	Director

Class II Directors—Continuing in Office until the 2019 Annual Meeting
Paul Carter	56	September 2015	Director
Deepa R. Pakianathan	52	December 2007	Director
Wendy L. Yarno	62	March 2017	Director

Each of the nominees was recommended for election by the Nominating and Corporate Governance Committee of the Board of Directors. Each of the nominees is currently a director of the Company. Dr. Schatzman, Dr. Preston and Dr. Siegall were each appointed to our Board of Directors prior to our initial public offering by the then-current members of the Board of Directors to fill a vacant seat.

Directors are elected by a plurality of the votes of the holders of shares of common stock present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Alder. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR ELECTION FOR A  THREE-YEAR TERM EXPIRING AT THE 2020 ANNUAL MEETING

Randall C. Schatzman, Ph.D. Dr. Schatzman has served as our President, Chief Executive Officer and director since he co-founded the Company, which commenced operations in January 2004. From 1999 to 2004, Dr. Schatzman served as Senior Vice President of Discovery Research at Celltech R&D, Inc., a wholly-owned subsidiary of Celltech Group plc, a biopharmaceutical company, where he led a group of scientists responsible for much of the therapeutic antibody pipeline for Celltech. From 1995 to 1999, Dr. Schatzman served as Director of Gene Discovery at Mercator Genetics Inc., a genomics company. From 1987 to 1995, Dr. Schatzman served as Section Leader at Roche Bioscience, previously Syntex Corp., a subsidiary of Roche Holdings Ltd., a biotechnology company, where he helped found the Cancer and Developmental Biology Institute. Dr. Schatzman holds a Ph.D. in Molecular Pharmacology from Emory University and a B.S. in Biochemistry from Purdue University.

The Nominating and Corporate Governance Committee believes that Dr. Schatzman is qualified to serve on our Board of Directors due to his extensive knowledge of our company and his extensive background in the biotechnology industry.

Heather Preston, M.D. Dr. Preston has served as a member of our Board of Directors since December 2007. Since 2005, Dr. Preston has served as a Managing Director at TPG BioTech, a biotechnology venture capital firm. Prior to joining TPG BioTech, Dr. Preston served for two years as a medical device and biotechnology venture capital investor at JP Morgan Partners, LLC, a private equity firm. Prior to that, she was an Entrepreneur-in-Residence at New Enterprise Associates, a venture capital firm. From 1997 to 2002, Dr. Preston served as a leader of the pharmaceutical and medical products consulting practice at McKinsey & Co. in New York. Dr. Preston currently serves on the board of directors of Otonomy, Inc. and on numerous private company boards of directors. Dr. Preston holds an M.D. from the University of Oxford and a B.S. in Biochemistry from the University of London.

The Nominating and Corporate Governance Committee believes that Dr. Preston is qualified to serve on our Board of Directors due to her substantial experience as an investor in biopharmaceutical and life sciences companies, as well as her experience at McKinsey & Co. advising large pharmaceutical companies.

Clay B. Siegall, Ph.D. Dr. Siegall has served as a member of our Board of Directors since November 2005. In 1998, Dr. Siegall co-founded Seattle Genetics, Inc., a biotechnology company, and currently serves as its President, Chief Executive Officer and Chairman of the Board of Directors. From 1991 to 1997, Dr. Siegall was with the Bristol-Myers Squibb Pharmaceutical Research Institute and the National Cancer Institute, National Institutes of Health from 1988 to 1991. In addition to Seattle Genetics and Alder, Dr. Siegall currently serves on the board of directors of Ultragenyx Pharmaceutical Inc. and he previously served on the board of directors of Mirna Therapeutics, Inc. from January 2013 to December 2016. Dr. Siegall holds a Ph.D. in Genetics from George Washington University and a B.S. in Zoology from the University of Maryland.

The Nominating and Corporate Governance Committee believes that Dr. Siegall is qualified to serve on our Board of Directors to his experience in founding and building Seattle Genetics, his significant executive leadership experience and his role overseeing the successful development of an approved product.

Dr. Siegall has demonstrated his ability to dedicate sufficient time and focus on his duties as a director of Alder, including his role as chairman of the Compensation Committee. As President, Chief Executive Officer and Chairman of the Board of Directors of Seattle Genetics, Dr. Siegall does not serve on any board committees, meaning he only serves on the committees of Alder and Ultragenyx. In the past year, Dr. Siegall has attended 100% of the meetings for Alder’s Board and Compensation Committee, and 93% of the meetings of the board of directors of Ultragenyx and the committees on which he serves. Our Board meetings are held in Bothell, Washington, which is the same city in which Seattle Genetics operates. As a current executive officer of a publicly traded biotechnology company, Dr. Siegall offers a background and viewpoint unique from that of all of our other non-employee directors. Further, Dr. Siegall’s role as the President and Chief Executive Officer of Seattle Genetics, the largest biotech company in the Pacific Northwest by market capitalization, brings additional perspective to our Compensation Committee on hiring and executive compensation in our region. The Nominating and Corporate Governance Committee believes that Dr. Siegall has adequate time to dedicate to the Board, that he effectively fulfills his responsibilities as a member of the Board, and that he brings a viewpoint, background, skills and experience which are valuable to the functioning of the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Paul B. Cleveland. Mr. Cleveland has served as a member of our Board of Directors since August 2015. Since October 2016, Mr. Cleveland has served as the Executive Chairman of the board of directors of Adverum Biotechnologies, Inc., a biotechnology company. From December 2015 to October 2016, Mr. Cleveland served as President and Chief Executive Officer of Adverum. From May 2015 to November 2015, Mr. Cleveland served as President and Chief Executive Officer at Celladon Corporation, a clinical-stage biotechnology company, and previously served as Celladon’s President and Chief Financial Officer since June 2014. From February 2013 to August 2013, Mr. Cleveland served as Executive Vice President, Corporate Strategy and Chief Financial Officer of Aragon Pharmaceuticals, Inc., a biotechnology company. From April 2011 to February 2013, Mr. Cleveland served as General Partner and Chief Operating Officer of Mohr Davidow Ventures, a venture capital firm. From January 2006 to February 2011, Mr. Cleveland served as Executive Vice President, Corporate Development and Chief Financial Officer of Affymax, Inc., a biopharmaceutical company. From April 2004 to December 2005, he served as a managing director at Integrated Finance, Ltd., an investment bank. From September 1996 to April 2003, Mr. Cleveland served as a managing director at investment bank J.P. Morgan Chase and Co. and a predecessor firm, Hambrecht & Quist. From January 1993 to September 1996, Mr. Cleveland was a partner at Cooley LLP, from December 1988 to December 1992, he was a corporate attorney at Sidley Austin LLP and from September 1981 to November 1988, he was a corporate attorney at Davis Polk & Wardwell LLP. Mr. Cleveland currently serves as the Executive Chairman of the board of directors of Adverum Biotechnologies. Mr. Cleveland previously served on the board of directors of Sangamo BioSciences, Inc. from November 2008 to August 2016, and on the board of directors of Celladon from May 2015 to November 2015. Mr. Cleveland received an A.B. from Washington University in St. Louis and a J.D. from Northwestern University School of Law.

The Nominating and Corporate Governance Committee believes that Mr. Cleveland is qualified to serve on our Board of Directors due to his experience as the President and Chief Executive Officer, Chief Financial Officer, a member of the board of directors, and audit committee chair of several biotechnology companies, which provides additional insight to our Board of Directors on the operational, financial and best practices of such companies.

Stephen M. Dow. Mr. Dow has served as a member of our Board of Directors since April 2005 and as our chairperson since September 2005. Mr. Dow has served as a General Partner with Sevin Rosen Funds, a venture capital firm, since 1983. During his time with Sevin Rosen Funds, Mr. Dow has served as a director on numerous boards of directors, both public and private. Mr. Dow previously served on the board of directors of Citrix Systems Inc. from 1989 to 2015 and Cytokinetics, Inc. from 1998 to 2013. Mr. Dow holds an M.B.A. and a B.A. in Economics from Stanford University.

The Nominating and Corporate Governance Committee believes that Mr. Dow is qualified to serve on our Board of Directors due to his diversity of experience in the development, financing and management of emerging technology and life sciences companies.

A. Bruce Montgomery, M.D. Dr. Montgomery has served as a member of our Board of Directors since October 2010. Since March 2017, Dr. Montgomery has served as the Chief Executive Officer of Genoa Pharmaceuticals, Inc., a pharmaceutical company. In 2010, Dr. Montgomery founded Cardeas Pharma Corporation, a biotechnology company, where he served as Chief Executive Officer and a member of the board of directors from 2010 to December 2016. In 2001, he founded Corus Pharma, Inc., a biotechnology company, and served as its Chief Executive Officer from 2001 through its acquisition in 2006 by Gilead Sciences, Inc. He continued on at Gilead post-acquisition until 2010 and served as Senior Vice President and Head of Respiratory Therapeutics, where he successfully led the approval of Cayston (aztreonam) as a treatment for cystic fibrosis patients. From 1993 to 2000, Dr. Montgomery held positions within the research and development group of PathoGenesis Corporation, a biotechnology company. From 1989 to 1993, Dr. Montgomery worked at Genentech, Inc., a biotechnology company. Dr. Montgomery currently serves on the board of directors of CytoDyn Inc. and Xencor Inc. Dr. Montgomery holds an M.D. and a B.S. in Chemistry from the University of Washington.

The Nominating and Corporate Governance Committee believes that Dr. Montgomery is qualified to serve on our Board of Directors due to his many years of research and development and executive management experience in the biotechnology industry, including overseeing the successful development of several approved products, including inhalable tobramycin and dornas alfa, or Pulmozyme.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

Paul R. Carter. Mr. Carter has served as a member of our Board of Directors since September 2015. From April 2006 to August 2016, Mr. Carter served in various roles at Gilead Sciences, Inc., a research based biopharmaceutical company, most recently serving as Executive Vice President, Commercial Operations. Prior to joining Gilead, Mr. Carter spent 15 years in the pharmaceutical industry with GlaxoSmithKline and its legacy companies. During his time with GlaxoSmithKline, Mr. Carter gained increasing levels of senior experience as General Manager in Europe and later as a Regional Head of the International Business in Asia. Mr. Carter currently serves on the board of directors of Hutchison China Meditech Ltd, a biopharmaceutical company. Mr. Carter holds a degree in Business Studies from the Ealing School of Business and Management (now merged into University of West London) and is a Fellow of the United Kingdom’s Chartered Institute of Management Accountants.

The Nominating and Corporate Governance Committee believes that Mr. Carter is qualified to serve on our Board of Directors due to his experience in the pharmaceutical industry, including his key involvement with the launches of several important medicines.

Deepika R. Pakianathan, Ph.D. Dr. Pakianathan has served as a member of our board of directors since April 2013. Since 2001, Dr. Pakianathan has been a Managing Member at Delphi Ventures, a venture capital firm focused on biotechnology and medical device investments, and leads the firm’s biotechnology investment activities. From 1998 to 2001, Dr. Pakianathan was a senior biotechnology banker at JPMorgan, a global investment bank, from 1997 to 1998, she was a Research analyst covering biotech at Genesis Merchant Group and from 1993 to 1997 she was a post-doctoral research scientist at Genentech. Dr. Pakianathan serves on the boards of directors of Karyopharm Therapeutics, Inc., a biopharmaceutical company, where she serves as a member of its audit and compensation committees, OncoMed Pharmaceuticals, Inc., a biopharmaceutical company, where she serves as a member of its audit and compensation committees and Calithera Biosciences, Inc., a biopharmaceutical company, where she serves as a member of its audit and nominating and governance committees. From 2004 to 2016, Dr. Pakianathan served on the board of directors of Alexza Pharmaceuticals, Inc., from 2009 to February 2013, Dr. Pakianathan served on the board of directors of PTC Therapeutics, Inc., and from 2007 to 2012, Dr. Pakianathan served on the board of directors of Relypsa, Inc., each a biopharmaceutical company. Dr. Pakianathan received a B.Sc. from the University of Bombay, India, a M.Sc. from The Cancer Research Institute at the University of Bombay, India, and an M.S. and Ph.D. from Wake Forest University.

The Nominating and Corporate Governance Committee believes that Dr. Pakianathan is qualified to serve on our Board of Directors due to her experience as a venture capital investor in, and director of, multiple biotechnology companies, as well as her experience as a biotechnology investment banker, research analyst and research scientist.

Wendy L. Yarno. Ms. Yarno has served as a member of our Board of Directors since March 2017. Ms. Yarno retired in September 2008 from Merck & Co., Inc. following a 26-year career there in commercial and human resource positions of increasing seniority, most recently Chief Marketing Officer before she retired. Prior to this role, she served as General Manager, Cardiovascular/Metabolic United States Business Unit, where she had P&L responsibility for Merck’s largest therapeutic area, and as Senior Vice President, Human Resources. From September 2010 through September 2011, Ms. Yarno was the Chief Marketing Officer of HemoShear LLC, a biotechnology research company and leading developer of human cell-based surrogate systems for discovery and assessment of new drug compounds. Ms. Yarno currently serves on the board of directors of MyoKardia, Inc., a biopharmaceutical company, and Aratana Therapeutics, Inc., a pet therapeutics company. Ms. Yarno previously served as member of the board of directors of St. Jude Medical, Inc., a medical device company, from April 2002 until January 2017 when St. Jude Medical was acquired by Abbott Laboratories, Medivation, Inc., a biopharmaceutical company, from April 2013 until September 2016 when Medivation was acquired by Pfizer Inc., and Durata Therapeutics, Inc., a pharmaceutical company, from August 2014 until November 2014 when Durata was acquired by Actavis plc. Ms. Yarno holds a B.S. in Business Administration from Portland State University and an M.B.A from Temple University.

The Nominating and Corporate Governance Committee believes that Ms. Yarno is qualified to serve on our Board of Directors due to her extensive experience in the pharmaceutical industry, in particular her role at Merck in which she led a global organization charged with all aspects of supporting pre- and post-launch commercialization of pharmaceuticals in more than 20 therapeutics areas.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with Securities and Exchange Commission (the “SEC”) rules.

At the 2016 Annual Meeting, we asked our stockholders to indicate if we should hold a “say-on-pay” vote every year, every two years or every three years. Consistent with the recommendation of our Board of Directors, our stockholders indicated by advisory vote their preference to hold a say-on-pay vote annually. After consideration of the voting results, and based upon its prior recommendation, our Board of Directors elected to hold a stockholder say-on-pay vote annually.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this proxy statement. The Company believes that its compensation policies and decisions are consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board of Directors is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Unless our Board of Directors modifies its policy on the frequency of future advisory votes on the compensation of our named executive officers, the next advisory vote on the compensation of our named executive officers will be held at the 2018 annual meeting of stockholders. In addition, our stockholders will be able to indicate by advisory vote at our 2022 annual meeting their preference as to the frequency of future advisory votes.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 2.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the years ended December 31, 2016 and 2015, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	2016	2015
	(in thousands)
Audit Fees(1)	$612	$660
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$612	$660

(1)	Includes the aggregate fees related to the audits of our annual consolidated financial statements and the reviews of our interim financial statements, services rendered in connection with the filing of our registration statements, and the issuance of comfort letters and consents.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Charter of the Audit Committee provides for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 3.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market LLC (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with the Company’s counsel to ensure that the Board of Director’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Dow, Mr. Carter, Mr. Cleveland, Dr. Montgomery, Dr. Pakianathan, Dr. Preston, Dr. Siegall and Ms. Yarno. In making this determination, the Board of Directors found that none of these directors had a material or other disqualifying relationship with Alder. Dr. Schatzman, our President and Chief Executive Officer, is not an independent director by virtue of his current employment with Alder.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of the Company has an independent chair, Mr. Dow, who has authority, among other things, to call and preside over Board of Directors meetings, including meetings of the independent directors, and to set meeting agendas. Accordingly, the Chairman of the Board has substantial ability to shape the work of the Board of Directors. The Company believes that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chairman of the Board creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Chairman of the Board can enhance the effectiveness of the Board of Directors as a whole.

ROLE OF THE BOARD OF DIRECTORS IN RISK OVERSIGHT

One of the Board of Director’s key functions is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board of Directors standing committees that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met eight times during 2016. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, held during the portion of 2016 for which they were directors or committee members, respectively. The Board of Directors also acts by written consent from time to time.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has several committees, including an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2016 for each such committee:

Name	Audit		Compensation		Nominating and Corporate Governance
Stephen M. Dow	X				X	*
Gary Bridger			X	(1)
Paul Carter			X	(2)
Paul B. Cleveland	X	*			X	(3)
A. Bruce Montgomery					X
Deepa R. Pakianathan			X
Heather Preston	X				X
Clay B. Siegall			X	*

Total meetings in 2016:	4		1		3

*	Committee Chairperson
(1)	Dr. Bridger, a former director, was a member of the Compensation Committee from January 2016 until May 2016, when he did not stand for re-election at our 2016 Annual Meeting of Stockholders.
(2)	Mr. Carter was appointed as a member of the Compensation Committee effective as of May 26, 2016.
(3)	Mr. Cleveland was appointed as a member of the Nominating and Corporate Governance Committee on December 15, 2016.

Below is a description of such committees of the Board of Directors.

The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The primary functions of this committee include:

•	reviewing disclosures by a prospective registered public accounting firm of relationships between such firm or its members and us or our personnel in financial oversight roles to determine independence of a prospective registered public accounting firm;

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance and assessing qualifications of our independent registered public accounting firm and deciding whether to retain their services;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•	considering and adopting clear policies regarding pre-approval by our Audit Committee of our employment of individuals employed or formerly employed by our independent registered accounting firm and engaged on our account;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement;

•	reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing and discussing with management and our independent registered accounting firm, our guidelines and policies with respect to risk assessment and risk management, any management or internal control letters, and any conflicts or disagreements regarding financial reporting, accounting practices of policies or other matters significant to our financial statements or the report of our independent registered accounting firm;

•	considering and reviewing with our management, our independent registered accounting firm, and outside counsel or advisors, correspondence with regulatory or governmental agencies and any published reports that may raise material issues regarding our financial statements or accounting policies;

•	conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters; and

•	reporting to our Board of Directors material issues in connection with our Audit Committee’s responsibilities.

The Audit Committee is currently composed of three directors: Mr. Cleveland (chairman), Mr. Dow and Dr. Preston.

The Audit Committee met four times during 2016. The Board of Directors has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at http://investor.alderbio.com/corporate-governance.cfm.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) of the NASDAQ listing standards and Rule 10A-3 of the Exchange Act). Our Board of Directors also determined that each member of the Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements.

The Board of Directors has also determined that Mr. Cleveland qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment Mr. Cleveland’s level of knowledge and experience based on a number of factors, including formal education and experience.

Compensation Committee

The Compensation Committee of the Board of Directors acts on behalf of the Board of Directors to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	recommending to our Board of Directors for determination and approval the compensation and other terms of employment of our chief executive officer and his performance in light of relevant corporate performance goals and objectives;

•	reviewing and approving the compensation and other terms of employment of our executive officers (other than our chief executive officer) and other employees, and corporate performance goals and objectives relevant to such compensation, and assessing the attainment of the prior year’s corporate goals and objectives;

•	appointing, compensating, and overseeing the work of compensation consultants, independent legal counsel or any other advisors engaged for the purpose of advising the committee after assessing the independence of such person in accordance with applicable NASDAQ rules;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	reviewing and recommending to our Board of Directors and administering the equity incentive plans, compensation plans, and similar programs advisable for us, as well as evaluating and approving modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	recommending to our Board of Directors compensation-related proposals to be considered at our annual meeting of stockholders;

•	preparing the Compensation Committee report required by the SEC to be included in our annual proxy statement;

•	reviewing and discussing with management any conflicts of interest raised by the work of a compensation consultant or advisor retained by our Compensation Committee or management and how such conflict is being addressed, and preparing any necessary disclosure in our annual proxy statement in accordance with applicable SEC rules; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

In addition, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

The Compensation Committee is currently composed of three directors: Mr. Carter, Dr. Pakianathan and Dr. Siegall (chairman). Dr. Bridger, a former director, was a member of the Compensation Committee during 2016. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the NASDAQ listing standards), are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m). During 2016, the Compensation Committee met one time and acted by written consent. The Board of Directors has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at http://investor.alderbio.com/corporate-governance.cfm.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets semiannually and with greater frequency if necessary, and acts by written consent from time to time, as appropriate. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In 2014, the Compensation Committee formed a Non-Officer Stock Award Committee, currently composed of both (i) the Company’s Chief Executive Officer and (ii) either the Company’s Chief Business Officer or the Company’s Head of Human Resources, to which it delegated authority to grant, without any further action required by the Compensation Committee, equity-based compensation awards to employees who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of equity award administration within the Company and to facilitate the timely grant of equity awards to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. In particular, the Non-Officer Stock Award Committee may not (1) grant awards covering more than an aggregate of 250,000 shares of common stock per fiscal quarter, (2) grant awards covering more shares than have been approved by the Company’s stockholders under the 2014 Equity Incentive Plan, (3) grant awards to the Company’s Section 16 reporting officers or to persons who are then serving on the Non-Officer Stock Award Committee, (4) grant an award covering more than 30,000 shares of common stock to any individual employee in any fiscal quarter, and (5) grant awards unless they are granted in accordance with the approved guidelines established by the Board of Directors of Compensation Committee; provided, however, that the Non-Officer Stock Award Committee can exceed such guideless by up to 20% in the discretion of the Non-Officer Stock Award Committee, if such increase is necessary as a result of a competitive or strategic hiring condition; provided, further, that the Compensation Committee may delegate additional authority to the Non-Officer Stock Award Committee from time-to-time in excess of the award limit per fiscal quarter in (1) above.

We adopted a non-employee director compensation policy in March 2014 and adopted an Executive Severance Benefit Plan in May 2014. The Executive Severance Benefit Plan was amended and restated in December 2016. Our non-employee director compensation policy is described under “Director Compensation” below and our Executive Severance Benefit Plan is described under “Executive Compensation—Compensation Discussion and Analysis—Post-Termination Protection” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors oversees our corporate governance function. The primary functions of this committee include:

•	reviewing periodically and evaluating director performance of our Board of Directors and its applicable committees, and recommending to our Board of Directors and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	overseeing and reviewing our processes and procedures to provide information to our Board of Directors and its committees;

•	reviewing and recommending to our Board of Directors any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee is composed of four directors: Mr. Dow (chairman), Dr. Montgomery, Dr. Preston and Mr. Cleveland. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). During 2016, the Nominating and Corporate Governance Committee met three times and acted by written consent. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at http://investor.alderbio.com/corporate-governance.cfm.

The Board of Directors believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise which qualifies him or her to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Board of Directors retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate

Governance Committee at the following address: 11804 North Creek Parkway South, Bothell, WA 98011. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, the Company has not provided a formal process related to stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board of Directors has been excellent. Nevertheless, the Nominating and Corporate Governance Committee will consider from time to time the adoption of a formal process for stockholder communications with the Board of Directors and, if adopted, publish it promptly and post it to the Company’s website.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on the Company’s website at http://investor.alderbio.com/corporate-governance.cfm. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE GUIDELINES

In March 2014, the Board of Directors adopted Corporate Governance Guidelines to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed at http://investor.alderbio.com/corporate-governance.cfm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Mr. Paul B. Cleveland (Chair)

Mr. Stephen Dow

Dr. Heather Preston

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

DIRECTOR COMPENSATION

We currently provide cash and equity compensation to our non-employee directors. Dr. Schatzman, who is also an employee, is compensated for his service as an employee and does not receive any additional compensation for his service on our Board of Directors.

Compensation Policy. Our Board of Directors adopted our non-employee director compensation policy in March 2014 and amended the policy in September 2015. Pursuant to the policy, each non-employee director receives an annual base cash retainer of $40,000 for such service, to be paid monthly. The non-executive chairperson of our Board of Directors receives an additional annual base cash retainer of $20,000 for such service, to be paid monthly.

The policy also provides that we compensate the members of our Board of Directors for service on our committees as follows:

•	The chairperson of our Audit Committee receives an annual cash retainer of $15,000 for such service, paid monthly, and each of the other members of the Audit Committee receives an annual cash retainer of $7,500, paid monthly.

•	The chairperson of our Compensation Committee receives an annual cash retainer of $10,000 for such service, paid monthly, and each of the other members of the Compensation Committee receives an annual cash retainer of $5,000, paid monthly.

•	The chairperson of our Nominating and Corporate Governance Committee receives an annual cash retainer of $7,000 for such service, paid monthly, and each of the other members of the Nominating and Corporate Governance Committee receives an annual cash retainer of $3,500, paid monthly.

The policy further provides for the grant of equity awards as follows:

•	Upon a non-employee director’s election to our Board of Directors, such director will receive an option to purchase 30,000 shares of our common stock. One-third of the shares subject to each stock option will vest on the one-year anniversary of the date of grant, one-third of the shares subject to each stock option will vest on the two-year anniversary of the date of grant and one-third of the shares subject to each stock option will vest on the three year anniversary of the date of grant, such that the option is fully vested on the third anniversary of the date of grant, subject to the director’s continued service through each such vesting date and will vest in full upon a change in control.

•	On the date of each annual meeting of stockholders, each non-employee director will receive an option to purchase an additional 15,000 shares of our common stock. The shares subject to each option will vest on the date of the following annual stockholder meeting.

Each of these options will be granted with an exercise price equal to the fair market value of our common stock on the date of such grant.

Processes and Procedures for Determining Director Compensation. The charter of the Compensation Committee vests in the Compensation Committee the responsibility for reviewing director compensation and recommending changes to the Board. It is the practice of the Compensation Committee to seek input from executive officers and outside compensation consultants as it deems appropriate. In September 2015, we reviewed non-employee director compensation of our peer companies against our compensation practices. As a result of that review, the Compensation Committee adjusted the initial and annual equity compensation of our non-employee directors.

Director Compensation Table. The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2016.

Name	Cash Compensation	Option Awards(1)	Total
Gary Bridger, Ph.D.(2)	$18,024	$—	$18,024
Paul Carter	42,997	238,150	281,147
Paul B. Cleveland	55,000	238,150	293,150
Stephen M. Dow	74,500	238,150	312,650
A. Bruce Montgomery, M.D.	43,500	238,150	281,650
Deepa R. Pakianathan, Ph.D.(2)	45,000	238,150	283,150
Heather Preston, M.D.	51,000	238,150	289,150
Clay B. Siegall, Ph.D.	50,000	238,150	288,150
Wendy L. Yarno(3)	—	—	—

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. The table below lists the aggregate number of shares subject to outstanding option awards held by each of our non-employee directors.

Name	Number of Shares Subject to Outstanding Options as of December 31, 2016
Paul Carter	45,000
Paul B. Cleveland	45,000
Stephen M. Dow	21,350
A. Bruce Montgomery, M.D.	53,166
Deepa R. Pakianathan, Ph.D.	21,350
Heather Preston, M.D.	21,350
Clay B. Siegall, Ph.D.	80,435

(2)	Dr. Bridger’s term expired at our 2016 Annual Meeting of Stockholders and the amount reported in the “Cash Compensation” column reflects a partial year of service. Cash compensation earned by Dr. Pakianathan during 2016 was paid to Delphi Management Partners VII, L.L.C.
(3)	Ms. Yarno was appointed to our Board of Directors in March 2017.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 31, 2017, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

We have based our calculation of beneficial ownership on 50,410,368 shares of common stock outstanding on March 31, 2017. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options or warrants that are exercisable within 60 days after March 31, 2017 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Alder BioPharmaceuticals, Inc. 11804 North Creek Parkway South, Bothell, WA 98011.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
Entities affiliated with Delphi Ventures(1)	2,838,532	5.6%
FMR LLC(2)	7,510,264	14.9
BlackRock, Inc.(3)	3,897,456	7.7
Janus Capital Management LLC(4)	5,154,785	10.2
Wellington Management Group LLP(5)	3,613,997	7.2
The Vanguard Group(6)	3,244,517	6.4
Foresite Capital and its affiliates(7)	2,623,724	5.2
Entities affiliated with Partner Fund Management, L.P(8)	2,977,522	5.9
Named Executive Officers and Directors:
Randall C. Schatzman, Ph.D.(9)	831,199	1.6
Larry K. Benedict(10)	97,994	*
John A. Latham, Ph.D.(11)	482,251	1.0
Elisabeth A. Sandoval, M.B.A	—	—
Timothy M. Whitaker, M.D	—	—
Stephen M. Dow(12)	303,540	*
Paul Carter(13)	25,000	*
Paul B. Cleveland(14)	25,001	*
A. Bruce Montgomery, M.D.(15)	61,734	*
Deepa R. Pakianathan, Ph.D.(1)(16)	2,859,882	5.7
Heather Preston, M.D.(17)	21,350	*
Clay B. Siegall, Ph.D.(18)	83,819	*
Wendy L. Yarno	—	—
All executive officers and directors as a group (17 persons)(19)	5,548,534	10.6

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)	Represents (a) 2,810,429 shares held by Delphi Ventures VII, L.P. and (b) 28,103 shares held by Delphi BioInvestments VII, L.P. (together, the “Delphi Funds”). The general partner of each of the Delphi Funds is Delphi Management Partners VII, L.L.C. (“DMP VII”). The managing members of DMP VII are Deepa R. Pakianathan, James J. Bochnowski, David L. Douglass and Douglas A. Roeder. DMP VII and each of the foregoing managing members may be deemed a beneficial owner of the reported shares but each of disclaims beneficial ownership except to the extent of any indirect pecuniary interest therein. The address for all entities and individuals affiliated with Delphi Ventures is 3000 Sand Hill Road, Building 1, Suite 135, Menlo Park, CA 94025.
(2)	Based solely on information provided in a Schedule 13G/A filed with the SEC on behalf of FMR LLC, Abigail P. Johnson and Select Biotechnology Portfolio on February 14, 2017 reflecting common stock holdings as of December 31, 2016. According to this filing, FMR LLC, along with certain of its subsidiaries and affiliates, and other companies, has the sole power to vote or direct the vote of 2,617,008 shares and the sole power to dispose or direct the disposition of 7,510,264 shares of our common stock. Abigail P. Johnson is a Director, the Vice Chairman and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of these entities is 245 Summer Street, Boston, Massachusetts 02210.
(3)	Based solely on information provided in a Schedule 13G filed with the SEC on behalf of BlackRock, Inc. on January 30, 2017 reflecting its common stock holdings as of December 31, 2016. According to this filing, BlackRock, Inc. has sole voting power with respect to 3,788,881 shares and sole dispositive power with respect to 3,876,534 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)	Based solely on information provided in a Schedule 13G/A filed with the SEC on behalf of Janus Capital Management LLC on February 10, 2017 reflecting its common stock holdings as of December 31, 2016. According to this filing, Janus Capital Management LLC. has sole and dispositive voting power with respect to 5,154,785 shares of our common stock. The report also included Janus subsidiaries INTECH Investment Management and Perkins Investment Management LLC. The address of Janus, which filed the report as an investment adviser and as a parent holding company, is 151 Detroit Street, Denver, Colorado 80206.
(5)	Based on information contained in a Schedule 13G filed on February 9, 2017 reflecting its common stock holdings as of December 31, 2016. Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, “Wellington”) beneficially own 3,613,997 shares of our common stock which are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. The address of Wellington is 280 Congress Street, Boston, MA 02210.
(6)	Based solely on information provided in a Schedule 13G filed with the SEC on behalf of The Vanguard Group on February 9, 2017 reflecting its common stock holdings as of December 31, 2016. According to this filing, The Vanguard Group has sole voting power with respect to 91,279 shares and sole dispositive power with respect to 3,152,882 shares of our common stock, and shared dispositive power with respect to 91,635 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(7)	Based solely on information provided in a Schedule 13G/A filed by Foresite Capital Fund II, L.P. (“FCF II”), Foresite Capital Management II, LLC (“FCM II”), Foresite Capital Fund III, L.P. (“FCF III”), Foresite Capital Management III, LLC (“FCM III”) and James Tananbaum with the SEC on February 14, 2017, reflecting common stock holdings as of December 31, 2016. FCM II is the general partner of FCF II. FCM III is the general partner of FCF III. Tananbaum is the managing member of each of FCM II, which is the general partner of FCF II, and FCM III, which is the general partner of FCF III. James. Tananbaum may be deemed to have sole power to vote these shares. The address of these entities is c/o Foresite Capital Management, LLC, 101 California Street, Suite 4100, San Francisco, California 94111.

(8)	Based solely on information provided in a Schedule 13G/A filed with the SEC on February 14, 2017 on behalf of Partner Fund Management, L.P., Partner Fund Management GP, LLC, Partner Investment Management, L.P., Partner Investment Management GP, LLC, Brian D. Grossman, Christopher M. James reporting beneficial ownership of 2,977,522 shares as of December 31, 2016. The Schedule 13G/A indicates that Partner Fund Management, L.P. and Partner Fund Management GP, LLC have shared voting and dispositive power with respect to 2,913,951 shares; Partner Investment Management, L.P. and Partner Investment Management GP, LLC have shared voting and dispositive power with respect to 63,571 shares; and Brian D. Grossman and Christopher M. James have shared voting and dispositive power with respect to 2,977,522 shares. The address of these entities is c/o Partner Fund Management, L.P., 4 Embarcadero Center, Suite 3500, San Francisco, CA 94111.
(9)	Represents (a) 115,172 shares held directly by Dr. Schatzman and (b) 716,027 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017.
(10)	Represents (a) 30,989 shares held directly by Mr. Benedict and (b) 67,005 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017.
(11)	Represents (a) 242,403 shares held directly by Dr. Latham and (b) 239,848 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017.
(12)	Represents (a) 282,190 shares held by The Dow Family Trust, for which Mr. Dow serves as a trustee and (b) 21,350 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017.
(13)	Represents 25,000 shares issuable to Mr. Carter pursuant to stock options exercisable within 60 days of March 31, 2017.
(14)	Represents 25,001 shares issuable to Mr. Cleveland pursuant to stock options exercisable within 60 days of March 31, 2017.
(15)	Represents (a) 9,628 shares held directly by Dr. Montgomery and (b) 52,106 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017.
(16)	Includes 21,350 shares issuable to Dr. Pakianathan pursuant to stock options exercisable within 60 days of March 31, 2017.
(17)	Represents 21,350 shares issuable to Dr. Preston pursuant to stock options exercisable within 60 days of March 31, 2017. Dr. Preston, a member of our Board of Directors, is a TPG Partner. Dr. Preston has no voting or investment power over and disclaims beneficial ownership of the shares held by TPG Biotechnology Partners II, L.P. The address of Dr. Preston is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(18)	Represents (a) 4,444 shares held directly by Dr. Siegall and (b) 79,375 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017.
(19)	Represents (a) 3,702,121 shares held by our current directors and executive officers and (b) 1,846,413 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Form 4s for each of the annual stock option grants to each of the non-employee directors (Paul Carter, Paul Cleveland, Stephen M. Dow, A. Bruce Montgomery, Deepa R. Pakianathan, Heather Preston, and Clay Siegall) on May 26, 2016 were filed three days late.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of March 31, 2017. Biographical information with regard to Dr. Schatzman is presented under “Proposal No. 1—Election of Directors” in this proxy statement.

Name	Age	Position(s)
John A. Latham, Ph.D.	57	Chief Scientific Officer
Mark J. Litton, Ph.D.	49	Chief Business Officer, Treasurer and Secretary
Elisabeth A. Sandoval, M.B.A.	55	Chief Commercial Officer
Timothy M. Whitaker, M.D.	58	Chief Medical Officer
Jeffrey T.L. Smith, M.D., FRCP	57	Managing Director of Alder BioPharmaceuticals Limited
Larry K. Benedict	56	Executive Vice President and Principal Accounting Officer
Randal A. Hassler	59	Senior Vice President, Pharmaceutical Operations
James B. Bucher, J.D.	51	Senior Vice President and General Counsel

John A. Latham, Ph.D. Dr. Latham has served as our Chief Scientific Officer since he co-founded the Company, which commenced operations in January 2004. From 1998 to 2004, Dr. Latham served as a director, senior director, and most recently as Vice President of Gene Function and Target Validation for Celltech Group plc. In 1994, Dr. Latham joined Darwin Molecular Corporation, a first-generation gene-to-drug biotechnology company, as a founding director, where he served from 1994 to 1998. Dr. Latham was one of the early scientists hired by Gilead Sciences, Inc., a biopharmaceutical company, and, from 1989 to 1994, he was a member of a core group established to exploit novel oligonucleotide-based technologies. Dr. Latham holds a Ph.D. in Biochemistry from Massachusetts Institute of Technology and a B.S. in Chemistry from Colorado State University.

Mark J. Litton, Ph.D. Dr. Litton has served as our Chief Business Officer, Treasurer and Secretary since he co-founded the Company, which commenced operations in January 2004. From 1999 to 2004, Dr. Litton served as Vice President of Business Development for Celltech Group, where he was responsible for securing, commercializing and partnering numerous novel discoveries and therapeutic opportunities. In 1999, Dr. Litton joined Celltech Group as an employee of Chiroscience Group plc and was later promoted to Vice President Business Development after Chiroscience’s merger with Celltech Group in 1999. From 1997 to 1999, Dr. Litton served as the Manager of Business Development for Ribozyme Pharmaceuticals Inc., currently Sirna Therapeutics, Inc., a biopharmaceutical company and wholly-owned subsidiary of Alnylam Pharmaceuticals, Inc., where he helped form relationships with Eli Lilly and Company, Roche Bioscience and GlaxoWellcome plc, currently GlaxoSmithKline plc, a biopharmaceutical company. From 1991 to 1994, Dr. Litton served as a research associate for DNAX Research Institute, a research facility of Schering-Plough, now Merck & Co., a publicly-traded pharmaceutical company. Dr. Litton holds a Ph.D. in Immunology from Stockholm University, an M.B.A. from Santa Clara University and a B.S. in Biochemistry from the University of California, Santa Cruz.

Elisabeth A. Sandoval, M.B.A. Ms. Sandoval has served as our Chief Commercial Officer since August 2016. From March 2012 to October 2015, Ms. Sandoval served as the Chief Commercial Officer for Kythera Biopharmaceuticals Inc., a biopharmaceutical company. From 2010 to 2012, she served as Vice President of Global Marketing and Strategy at Bausch & Lomb Incorporated, an eye health product company. From 1988 to 2010, she held various roles at Allergan plc, including Global Vice President, Strategic Marketing and Senior Director of Global Strategic Marketing, which included sales management and marketing leadership for multiple products including Botox for neurological and other disorders. She began her career in research and development at Johnson & Johnson’s Ethicon division. Ms. Sandoval holds an M.B.A. from Pepperdine University and a B.S. in Biology from the University of California, Irvine.

Timothy M. Whitaker, M.D. Dr. Whitaker has served as our Chief Medical Officer since June 2016. From 2004 to December 2015, Dr. Whitaker held various positions at Shire Plc, most recently as the Vice President and Neuroscience Therapeutic Area Head of Global Clinical Development. From 1996 to 2004, Dr. Whitaker held the positions of Associate Director, Director, and Senior Director of Clinical Research and Development for the Neuroscience Divisions at Wyeth Pharmaceuticals. From 1988 to 1996, he held a variety of teaching and clinical appointments at the University of Vermont College of Medicine and the Medical Center Hospital of Vermont, including Associate Professor of Psychiatry and Director of the Psychopharmacology Clinic. Dr. Whitaker holds an M.D. from Wake Forest University School of Medicine in Winston-Salem, N.C. and a B.A from Duke University.

Jeffrey T.L. Smith, M.D., FRCP. Dr. Smith has served as our Managing Director of Alder Biopharmaceuticals Limited since March 2017. Dr. Smith previously served as our Senior Vice President, Translational Medicine from 2012 to March 2017 and in other senior management positions from April 2004 to 2012. From 1999 to 2004, Dr. Smith served as Senior Director of Medical Research for Celltech R&D, where he was responsible for planning and managing the CDP870 anti-TNF clinical trials for RA as well as several other key autoimmune clinical development programs. From 1997 to 1999, Dr. Smith served as Medical Director at Simbec Research Ltd., a contract research organization. From 1995 to 1997, Dr. Smith served as Head of Clinical Pharmacology at Hoechst Marion Roussel Ltd., a pharmaceutical company. From 1994 to 1995, Dr. Smith served as a Senior Clinical Physician at the Proctor and Gamble Company, a publicly-traded consumer products company, and from 1989 to 1994, he served as a Senior Research Physician in the clinical pharmacology department at Glaxo Research and Development Ltd., now a division of GlaxoSmithKline plc, a healthcare company. Dr. Smith holds an M.D. from the University of London and is a Fellow of the Royal College of Physicians in London.

Larry K. Benedict. Mr. Benedict has served as our Executive Vice President and Principal Accounting Officer since October 2016, and prior to that served as our Senior Vice President of Finance from January 2013 to October 2016 and as our Vice President of Finance from June 2008 to January 2013. From 2000 to 2008, Mr. Benedict served in various positions at Seattle Genetics, Inc., a publicly-traded biotechnology company, most recently as Director of Finance and Controller. Mr. Benedict holds a B.S. in Accounting from Central Washington University.

Randal A. Hassler. Mr. Hassler has served as our Senior Vice President of Pharmaceutical Operations since August 2014. From 2008 to 2014, Mr. Hassler served in various leadership positions at Seattle Biomedical Research Institute, a non-profit infectious disease research institute, most recently as Chief Operating Officer. From 1995 to 2007, he served in various leadership positions at Amgen Inc., a biopharmaceutical company, including Process Development, Quality Control, and Quality Assurance. From 1983 to 1995, Mr. Hassler served in a variety of research and development positions at Synergen Inc., a biotechnology company, which was acquired by Amgen in 1994. Mr. Hassler holds a B.S. in Microbiology from Indiana University and an M.S. in Microbiology from Colorado State University.

James B. Bucher, J.D. Mr. Bucher has served as our Senior Vice President and General Counsel since January 2016. During 2015, Mr. Bucher served as a consultant providing legal services to several life sciences companies. From 2007 to 2014, Mr. Bucher served as Vice President, Corporate Legal Affairs and Secretary, and as the Corporate Compliance Officer, of Exelixis, Inc., a biopharmaceutical company. From 1991 to 2007, Mr. Bucher practiced as a corporate attorney at the international law firm Shearman & Sterling LLP, becoming a partner in 2001. Mr. Bucher holds a J.D. with distinction from Emory University School of Law and a B.A. in Biology from Colgate University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation discussion and analysis discusses the total compensation for our Chief Executive Officer, Executive Vice President and Principal Accounting Officer and our three other most highly compensated executive officers during the year ended December 31, 2016, which officers are referred to as our “named executive officers.” Our named executive officers are:

•	Randall C. Schatzman, Ph.D., President, Chief Executive Officer and Director;

•	Larry K. Benedict, Executive Vice President and Principal Accounting Officer;

•	John A. Latham, Ph.D., Chief Scientific Officer;

•	Elisabeth A. Sandoval, M.B.A., Chief Commercial Officer; and

•	Timothy M. Whitaker, M.D., Chief Medical Officer.

Our compensation discussion and analysis describes our overall executive compensation philosophy, objectives and practices, as well as the Compensation Committee’s decisions and determinations regarding executive compensation for 2016.

Executive Summary

The Compensation Committee’s basic responsibility is to review the performance of our executive officers in achieving corporate and individual goals and objectives and to ensure that our management is compensated effectively in a manner consistent with our compensation philosophy and competitive practice. Toward that end, the Compensation Committee oversees and reviews all of our management compensation, equity and employee benefit plans and programs, which include our 2014 Equity Incentive Plan, or the 2014 Plan, and the 2014 Employee Stock Purchase Plan, or the ESPP.

The goal of our Compensation Committee is to ensure that our compensation programs are aligned with the interest of our stockholders and our corporate goals and the total compensation paid to each of our named executive officers is fair, reasonable and competitive. Key elements of our compensation programs include:

•	base salary, to enable us to attract and retain the talent needed to meet our corporate objectives;

•	an annual cash bonus program, tied to the achievement of corporate and individual performance goals; and

•	equity incentive compensation, which is provided to all employees, is typically subject to multi-year vesting based on continued service and is in the form of stock options, the value of which depends on the performance of our common stock price, in order to align employee interests with those of our stockholders over the longer-term.

The Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies and responsible in that it both encourages our executive officers to work for meaningful stockholder returns and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks.

The highlights of our company performance for 2016 include:

•	With regard to eptinezumab (ALD403):

•	announced multiple positive data readouts from a Phase 2b study of patients with chronic migraine:

•	In March, we reported top-line, 12-week data demonstrating that eptinezumab provided clinically meaningful migraine prevention over the entire 12-week study period, meeting both primary and secondary efficacy endpoints;

•	In July, we announced top-line, 24-week data from the same study which confirmed and extended the length of migraine prevention seen in the previously reported 12-week data in a subset of patients;

•	In March, positive Phase 1 study data demonstrated that the pharmacokinetics and pharmacodynamics by intravenous infusion, subcutaneous or intramuscular injection of eptinezumab support a quarterly single injection dosing strategy;

•	In October, Alder announced that patient recruitment was complete for PRevention Of Migraine via Intravenous ALD403 Safety and Efficacy 1 (PROMISE 1), our ongoing pivotal study evaluating the safety and efficacy of eptinezumab administered once every 12 weeks in approximately 800 patients with frequent episodic migraine;

•	Also in October, we reported positive outcomes from an End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) from which we finalized the basic design and endpoints for the pivotal clinical trial program of eptinezumab in support of a Biologics License Application (BLA) submission;

•	In November, we initiated PRevention Of Migraine via Intravenous ALD403 Safety and Efficacy 2 (PROMISE 2), the second pivotal clinical trial evaluating the safety and efficacy of two dose levels of eptinezumab versus placebo, administered by infusion once every 12 weeks in patients living with chronic migraine; and

•	In December, we initiated an open-label Phase 3 clinical trial to further confirm the long-term safety and tolerability of eptinezumab as required by the FDA to support the planned BLA submission.

•	With regard to our pre-clinical programs:

•	advanced ALD1910, a preclinical monoclonal antibody that targets pituitary adenylate cyclase-activating polypeptide-38 (PACAP-38), as a drug development candidate for the prevention of migraine into investigational new drug (IND)-enabling studies; and

•	terminated development of ALD1613 based on preclinical studies identifying novel target specific toxicology findings that may limit human clinical utility.

•	With regard to our corporate activities:

•	hired several key executives and other individuals primarily to support the clinical operations, regulatory and commercialization groups;

•	completed a public offering, in April 2016 raising $134.9 million in net proceeds; and

•	licensed exclusive worldwide rights to clazakizumab to Vitaeris, Inc., a newly formed company pursuing innovative therapeutic indications in chronic inflammatory diseases. In exchange, we received an equity stake in Vitaeris and are eligible to receive royalties and certain other payments.

Our executive compensation policies for 2016 included the following:

•	The majority of our compensation was linked to performance: 86% of the compensation of our Chief Executive Officer was performance based, consisting of at-risk incentive compensation in the form of a bonus and equity awards; an average of 85% of the compensation of our other Named Executive Officers was performance based.

•	The goals under our annual incentive compensation bonus plan includes goals that drive the long-term advancement of our clinical and pre-clinical development programs.

•	The incentive compensation bonus for our Chief Executive Officer was based 100% on attainment of our corporate goals, aligning the interest of our Chief Executive Officer with our stockholders’ interest.

•	Our equity incentive compensation, consisting of stock options, vest over a multi-year period based on continued service.

•	Our change in control severance benefits generally require a “double-trigger,” meaning that a Named Executive Officer is only paid in connection with a change in control if his or her employment is involuntarily terminated other than cause, death or disability or if the participant resigns for good reason.

•	We do not provide fringe benefits to our Named Executive Officers, such as car allowances, financial planning advice or club memberships.

Approximately 99.6% of the votes cast in the stockholder advisory vote on the compensation of our Named Executive Officers in 2016 approved our executive compensation as described in our 2016 definitive proxy statement.

Compensation Philosophy and Objectives

We are a clinical-stage biopharmaceutical company that discovers, develops, and seeks to commercialize therapeutic antibodies with the potential to transform current treatment paradigms in meaningful ways. Our compensation philosophy is to provide overall compensation that is competitive among comparable companies in our industry in order to attract and retain the highest quality executive officers and other senior management.

The Compensation Committee believes that, when targeted levels of performance are achieved, the resulting overall compensation should be comparable with the pay practices of a peer group of companies selected by the Compensation Committee and other market data. The Compensation Committee generally seeks to establish a mix between cash compensation and long-term equity incentives similar to the mix utilized by the companies in our peer group.

Our executive compensation consists of the following components:

•	base salary, to enable us to attract and retain the talent needed to meet our corporate objectives;

•	an annual cash bonus program, tied to the achievement of corporate and, in the case of our non-Chief Executive Officer named executive officers, individual performance goals; and

•	equity incentive compensation, which is provided to all employees, is typically subject to multi-year vesting based on continued service and is in the form of stock options, the value of which depends on the performance of our common stock price, in order to align employee interests with those of our stockholders over the longer-term.

Our Compensation Committee believes that it is important to align compensation levels and the mix of compensation to that offered by our peers in order to attain our primary compensation objectives – retaining, incentivizing and attracting the high-quality executives whose efforts are key to our long-term success.

At the time the Compensation Committee makes executive compensation decisions, the Compensation Committee reviews individual performance and our company’s performance against pre-established company corporate and strategic goals. In this regard, decisions with respect to the principal, ongoing elements of compensation for our executive officers are based, in combination with the competitive peer group analysis described above, upon the Compensation Committee’s assessment of (i) each individual’s performance as assessed by Dr. Schatzman, our CEO, (other than with respect to his own performance) in consultation with the Compensation Committee and (ii) our performance measured against corporate and strategic goals as defined by the Compensation Committee.

Determinations of individual performance at the executive officer level are based on achievement of individual goals, as well as the individual’s performance with respect to (and contributions toward) the achievement of our pre-established corporate and strategic goals. The Compensation Committee believes that successful execution against goals is the best way to enhance long-term stockholder value.

The Compensation Committee generally relies upon its judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer, particularly with respect to base salary determinations and overall levels of long-term equity compensation. However, as set forth below, bonus awards under our annual bonus program are formulaic in that the target bonus opportunity is established, as is the extent to which bonuses are awarded based on individual performance against individual goals and the achievement of pre-established corporate goals. Factors considered by the Compensation Committee in making its determinations include individual performance, contributions to corporate and strategic goals, and the nature and scope of the individual’s responsibilities and effectiveness in leading management’s initiatives to achieve the corporate goals. The Compensation Committee also periodically consults with executive compensation consultants and, in 2016, considered the compensation levels of similarly positioned executives at the peer group companies discussed below in determining the mix of compensation elements for the executive officers. Our peer group companies are selected based on a review of biotechnology and pharmaceutical companies that are similar to Alder with respect to industry, development stage, market capitalization, headcount as well as revenue and funding from partnerships. Based on information available as of December 2015, all of our peer group companies were in the biotechnology or pharmaceuticals industry and 21 of our peer group companies did not have a marketed product and were in Phase 2, Phase 3 or NDA phase of development. The median market capitalization of our peer group companies was $1.52 billion, compared to Alder’s market capitalization as of December 31, 2015 of $1.44 billion, and the median headcount was 115 employees, compared to Alder’s 113.

The Compensation Committee reviews the peer group periodically to reflect changes in development stage, market capitalization and other factors, including acquisitions, and revises the companies included in the peer group accordingly, based upon the advice of Compensia. Considering the growth in our market capitalization and advancement of our pipeline, our Compensation Committee reviewed and revised our peer group in January 2016 to consist of:

Acceleron Pharma, Inc.

Achillion Pharmaceuticals, Inc.

Acorda Therapeutics, Inc.

Agios Pharmaceuticals, Inc.

ARIAD Pharmaceuticals, Inc.

Array BioPharma Inc.

bluebird bio, Inc.

Celldex Therapeutics, Inc.

Chimerix, Inc.

Clovis Oncology, Inc. Epizyme, Inc. Infinity Pharmaceuticals, Inc. Ironwood Pharmaceuticals, Inc. Intercept Pharmaceuticals, Inc. Juno Therapeutics, Inc. MacroGenics, Inc. Neurocrine Biosciences, Inc.	OncoMed Pharmaceuticals, Inc. Opthotech Corporation Portola Pharmaceuticals, Inc. PTC Therapeutics, Inc. Radius Health, Inc. Relypsa Inc. Sage Therapeutics, Inc. Ultragenyx Pharmaceutical Inc.

Compensation Consultants and Management Participation in Compensation Decisions

Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain (or obtain the advice of) any compensation consultant, legal counsel or other adviser to assist it in the performance of its duties. The Compensation Committee has consulted with its compensation consultants periodically with respect to specific questions or as new compensation programs are considered and to update its competitive market analysis on an annual basis.

In October 2015, Compensia was first retained by Alder at the request of our Compensation Committee, in consultation with management, to prepare compensation analyses for our executives. In particular, Compensia was directed to provide a market analysis of base salary, annual bonus and long-term incentive compensation of our executive officers against our revised peer group. This market analysis was reviewed again with the Compensation Committee in January 2016 and 2017, and was used to guide decisions made in January 2016 and 2017 regarding base salary adjustments, annual target bonus incentive opportunities and long-term equity compensation. Our CEO makes recommendations to the Compensation Committee with respect to base salary levels, annual bonus targets, individual performance assessments and the levels of long-term equity compensation to be awarded to our other executive officers in consultation with our compensation consultants but the Compensation Committee approves of any adjustments as the committee sees appropriate. Compensia provided competitive market data and identified where our executives were compensated inconsistently with our peer companies.

On an annual basis, our Compensation Committee analyzes whether the work of such consultant as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Compensia; (ii) the amount of fees from our company paid to Compensia as a percentage of the firm’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of such consultant or the individual compensation advisors employed by the firm with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of our company owned by the individual compensation advisors employed by the firm. The Compensation Committee determined, based on its analysis of the above factors, that the work of Compensia and the individual compensation advisors employed by Compensia as compensation consultants to our company has not created any conflict of interest. The Compensation Committee will continue to assess the independence of any of its compensation advisers by reference to the foregoing factors, consistent with applicable NASDAQ listing standards.

Results of Most Recent Stockholder Advisory Vote on Executive Compensation

Approximately 99.6% of the votes cast in the stockholder advisory vote on the compensation of our Named Executive Officers in 2016 approved our executive compensation as described in our 2016 definitive proxy statement. The Compensation Committee considered the result of the stockholder advisory vote as an endorsement of its compensation policies, practices and philosophy for our Named Executive Officers. Accordingly, the Compensation Committee determined not to make any significant changes as a result of the vote. In addition, in part based on the support shown by the vote, the Compensation Committee has maintained a consistent approach in making compensation decisions.

The Compensation Committee considers the results of the say-on-pay vote on our executive compensation program as part of its annual executive compensation review. Our Board of Directors values the opinions of our stockholders, and the Compensation Committee will continue to consider the outcome of future say-on-pay votes, as well as any feedback received throughout the year, when making compensation decisions for the Named Executive Officers. The next say-on-ay vote on the compensation of the Named Executive Officers will take place at the Annual Meeting.

Principal Elements of Compensation

Base Salaries. Base salaries are established to attract and retain talented executive personnel. Base salaries for Dr. Schatzman and the other executive officers are established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation by reviewing the base salaries paid by our peer group for similar positions. The base salary for each executive officer is generally targeted on an annual basis to be between the 25th and 75th percentiles for similarly positioned executives based on the data from our peer group. We also review industry survey data provided by our compensation consultants. Annual salary adjustments are based primarily on a review of the competitive market salaries and general levels of market increases in salaries of similarly positioned executives in our peer group, and adjusted based on individual performance, achievement of our corporate goals, changes in job duties and responsibilities and budget considerations, as applicable. Annual salary adjustments are typically reviewed in January of each year.

Annual Incentive Compensation. Our executive officers are eligible to participate in our bonus program, based upon individual performance and the achievement of corporate goals and other factors deemed relevant by our

Compensation Committee. Corporate goals for 2016 related to our development process for eptinezumab, research and development, capital raising, business development and hiring. The Compensation Committee determines the relative achievement of the specific corporate goals following the end of the year. The Compensation Committee also has the discretion to take into account significant corporate events or other significant accomplishments that were not contemplated at the beginning of the performance period in determining the relevant corporate and individual achieved performance percentages for the relevant year. Dr. Schatzman, our CEO and the manager of the executive team, assesses the other executives’ contributions to the corporate goals, and makes a recommendation to the Compensation Committee with respect to such individual’s achieved performance percentage and the Compensation Committee then makes a final determination of the individual performance percentage. Neither Dr. Schatzman nor any executive officer take part in the Compensation Committee’s decisions regarding executive officer compensation. The weighted company performance percentage and individual performance percentage are then multiplied by a base pay target percentage for each executive officer to determine the actual amount of the bonus award. The target incentive bonus percentage for each executive officer is determined by the Compensation Committee at the beginning of the year and is based on a review of potential bonuses for similarly positioned executives at companies included in our peer group. These target percentages are reviewed on an annual basis and adjusted based on the results of competitive market data provided by the Compensation Committee’s compensation consultant but are generally set near the 50th percentile for annual cash bonus targets for similar positions. For 2016, the Compensation Committee determined the following target bonus percentages:

Title (Name)	Target Percentage of Base Salary
Chief Executive Officer (Dr. Schatzman)	55%
Chief Scientific Officer (Dr. Latham) and Chief Medical Officer (Dr. Whitaker)(1)	40%
Chief Commercial Officer (Ms. Sandoval)(1)	35%
Executive Vice President and Principal Accounting Officer (Mr. Benedict)	30	%(2)

(1)	The target percentages of base salary for each of Dr. Whitaker and Ms. Sandoval were set by the Compensation Committee in connection with their hiring in June 2016 and August 2016, respectively. In addition, since each of Dr. Whitaker and Ms. Sandoval were not employed by the Company for the entirety of 2016, their actual bonus opportunity was prorated according to their terms of service.
(2)	In connection with Mr. Benedict’s promotion to Executive Vice President and Principal Accounting Officer, his target bonus for 2016 was increased to 33%.

Our company’s achieved performance percentage and/or the individual achieved performance percentage may exceed 100% in the event we and/or the executive officer exceed expected performance against goals.

For the executive officers, other than Dr. Schatzman, the final performance percentage during 2016 was based 50% on company performance and 50% on the individual’s performance. Dr. Schatzman’s final performance percentage is determined by the Compensation Committee based solely on overall achievement of corporate goals. The Compensation Committee determined that greater weighting of the corporate goals should apply to our CEO than our other executive officers because his positions and responsibilities give him more opportunity to significantly impact our overall corporate performance.

In making its assessment regarding the extent to which the pre-established corporate performance measures for that year have been achieved, the Compensation Committee considers both the extent to which the corporate performance measures were achieved as well as the relative importance of the corporate performance measures that were achieved as compared to any corporate performance measures that were not achieved. The Compensation Committee then assesses our performance on an overall basis. Because the corporate performance measures include stretch goals and vary in terms of relative importance to Alder, the Compensation Committee has not historically given specific weightings to the various corporate performance measures when initially established. Accordingly, the corporate performance percentage determined by the Compensation Committee in any given year may be either greater or less than the percentage of the total corporate objectives for that year that were actually fully achieved. The corporate performance measures used in 2016 were primarily based on the advancement of development and clinical activities related to eptinezumab, which the Compensation Committee believes strongly relate to the creation of total stockholder value, as eptinezumab is our lead product candidate. Alder’s corporate goals in 2016 were:

•	With regard to eptinezumab:

•	Complete recruiting of the PROMISE 1 clinical trial, our Phase 3 pivotal trial evaluating the safety and efficacy of eptinezumab administered via infusion once every 12 weeks for one year in approximately 800 patients with frequent episodic migraine;

•	Initiate PROMISE 2 clinical trial, our Phase 3 pivotal trial evaluating the safety and efficacy of eptinezumab administered via infusion once every 12 weeks for six months in approximately 1,050 patients with chronic migraine;

•	Complete our Phase 2b chronic migraine study and report top-line 12 and 24 week data;

•	Complete a Phase 1 healthy volunteer study of an alternative route of administration, such as a subcutaneous and/or intramuscular, and plans for next steps; and

•	Manufacture and release a sufficient quantity of eptinezumab in order to enable completion of above studies.

•	With regard to our pre-clinical programs:

•	Progress ALD 1613 antibody through IND-enabling six-month toxicology studies;

•	Manufacture, fill and release current Good Manufacturing Practices drug product for clinical studies to support an IND filing; and

•	File an IND for ALD 1613.

•	With regard to our corporate activities:

•	Complete the license of clazakizumab to a third-party;

•	Explore partnership opportunities for our product candidates;

•	Complete a follow-on offering of at least $150 million, at a valuation approved by the Board; and

•	Hire critical personnel to ensure success of our development programs, especially individuals for clinical, manufacturing and commercial work.

We successfully completed recruiting of our PROMISE 1 clinical trial in October 2016 and initiated our PROMISE 2 clinical trial in November 2016. We also completed and reported the Phase 2b data from our chronic migraine study and completed a Phase 1 study exploring alternate routes of administration. We also successfully completed the required manufacturing to support our 2016 clinical studies. As a result, our Compensation Committee determined that we met or exceeded all of the goals with regard to eptinezumab, which is our lead product candidate. In addition, we made significant progress in advancing our pre-clinical programs, we completed the outlicense of clazakizumab to Vitaeris in May 2016, completed a follow-on offering with net proceeds, after underwriting discounts and commissions and offering expenses, of approximately $134.9 million. We also made several critical hires, including Timothy M. Whitaker, M.D. as chief medical officer, Elizabeth A. Sandoval as chief commercial officer, Nancy L. Boman, M.D., Ph.D. as senior vice president of regulatory affairs and pharmacovigilance, and James B. Bucher, J.D. as senior vice president and general counsel.

As a result, our Compensation Committee determined that we met or exceeded substantially all of our corporate goals for 2016. Consequently, the Compensation Committee determined our corporate performance percentage to be 95% for 2016. Individual bonus determinations for 2016 are discussed in more detail under the heading “Compensation Discussion and Analysis—2016 Compensation Decisions” below.

Long-Term Incentive Compensation. Long-term incentive compensation in the form of equity awards is designed to provide executive officers with meaningful compensation awards in order to align executives’ incentives with stockholder value creation. Generally, significant stock awards are made at the time an executive officer commences employment. Thereafter, stock awards may be made at varying times and in varying amounts in the discretion of the Compensation Committee, but are generally made once a year unless such executive officer is promoted, in which case an award will normally be made at that time, or for recognition of outstanding performance. Upon hiring an executive officer, stock awards generally will be made at the next regularly scheduled Board or Compensation Committee meeting. Annual stock awards to all executives are made at regularly scheduled meetings of the Compensation Committee and are generally made in January. Alder does not have any program, plan or practice to time stock awards to its executives or other employees in coordination with the release of material, non-public information.

We grant equity awards to our executive officers by delivering stock options and allowing our executive officers to participate in our ESPP.

In connection with the annual review of each executive officer’s individual performance and consistent with our compensation philosophy, in January 2016, our Compensation Committee approved annual equity incentive awards for our named executive officers serving at that time based on a comparative analysis of comparable positions at our peer group companies. Ms. Sandoval and Dr. Whitaker were not serving at that time, and therefore did not receive an annual equity grant in 2016. The annual incentive awards granted to our Named Executive Officers under our 2014 Plan are set forth in the table below:

Title (Name)	Option Award
Chief Executive Officer (Dr. Schatzman)	236,500
Chief Scientific Officer (Dr. Latham)	100,000
Executive Vice President and Principal Accounting Officer (Mr. Benedict)	40,000

In connection with the hiring of Ms. Sandoval and Dr. Whitaker in August 2016 and June 2016, respectively, our Compensation Committee approved equity incentive awards under our 2014 Plan as set forth in the table below:

Title (Name)	Option Award
Chief Commercial Officer (Ms. Sandoval)	225,000
Chief Medical Officer (Dr. Whitaker)	225,000

We do not have stock ownership guidelines for our executive officers because a significant portion of officer compensation is already performance-based, in particular our equity incentive awards. We believe this compensation sufficiently aligns the incentives of our executives with our stockholders.

The exercise price of our stock options is always equal to the fair market value (our closing price on the NASDAQ Global Market) of our common stock on the date of grant. Our stock option grants generally vest 1/4th upon the one year anniversary of the grant date and 1/36th of the remaining shares each month thereafter until such grant is fully vested on the four year anniversary of the grant date, subject to vesting acceleration as described under the heading “Compensation Discussion and Analysis—Post-Termination Protection” below. The vesting schedule and the number of shares granted are established to ensure a meaningful retention incentive. Accordingly, the stock option will provide a return to the employee only if he or she remains in our service and only if the market price of our common stock appreciates over the option term.

Post-Termination Protection

We do not have a severance plan for employees generally. However, we adopted an Executive Severance Benefit Plan, or the Severance Plan, which became effective in May 2014. The Severance Plan was amended and restated in December 2016, primarily to cover the employment by our executive officers by a subsidiary of the Company. Our Severance Plan provides for the payment of severance benefits to certain eligible employees of our company in the event such persons become subject to involuntary or constructive employment terminations. Benefits under the Severance Plan are provided to our chief executive officer, executive officers and key employees designated by the Board of Directors and who sign a participation notice. Payments under the Severance Plan will be reduced by any severance benefit payable to a participant under any other severance plan, program or agreement. The principal features of our Severance Plan as it applies to participants are summarized below.

Non-Change in Control Severance Benefits

Under the terms of the Severance Plan, in the event we involuntarily terminate any participant for any reason other than cause, death or disability, and such termination is not in connection with or within 12 months following a change in control, if the participant timely executes a release of claims and continues to comply with all restrictive covenant agreements, the participant would be entitled to: (1) an amount equal to the sum of the participant’s monthly base salary and pro-rated annual target bonus, multiplied by 18, in the case of our chief executive officer, and between six and 12 in the case of all other participants; and (2) payment by us of COBRA premiums to continue health insurance coverage for the participant and his eligible dependents for a period of up to 18 months, in the case of our chief executive officer, and between six and 12 months in the case of all other participants. The cash severance and payments of COBRA premiums would be paid in equal installments on Alder’s regular payroll schedule over the applicable severance period, less applicable withholdings and deductions.

For non-chief executive officer participants, for both “Non-Change in Control” and “Change in Control” termination situations, the applicable multiple to be used in determining the amount of cash severance and the number of months during which COBRA continuation coverage will be available is determined as: six plus one for each full year of service with us, up to a maximum of 12.

Change in Control Severance Benefits

Under the Severance Plan, in the event we involuntarily terminate any participant for any reason other than cause, death or disability, or the participant resigns for Good Reason, and such termination or resignation occurs in connection with or within 12 months following a change in control, then if the participant timely executes a release of claims and continues to comply with all restrictive covenant agreements, the participant generally would be entitled to the following payments and benefits: (1) a single lump sum payment equal to the sum of the participant’s monthly base salary and monthly annual target bonus, multiplied by 18 in the case of our chief executive officer, and between six and 12 in the case of all other participants; (2) payment of COBRA premiums to continue health insurance coverage for the participant and his eligible dependents for a period of up to 18 months, in the case of our chief executive officer, and between six and 12 months in the case of all other participants; and (3) 100% of the shares of our common stock underlying all unvested stock options held by such participant immediately prior to such termination of employment will fully vest and become exercisable, if applicable, on the date of such termination (and if applicable, any acquisition or repurchase rights held by us or any successor corporation with respect to such stock awards will lapse in full on the date of such termination). In addition, 100% of the outstanding and unvested stock options will fully vest and become exercisable if the options are not assumed or substituted for in a change in control or, with respect to the chief executive officer, the participant remains employed through the one-year anniversary of the change in control.

Definitions

For purposes of the Severance Plan, “cause” includes, but is not limited to, the following: (1) employee’s continued failure, in the reasonable opinion of the Board of Directors, to perform one or more assigned duties or responsibilities to the company, such failure being evidenced by a written report submitted on behalf of the company to the Board of Directors so indicating failure and including a remedy or remedies reasonably satisfactory to the Board of Directors for correcting the asserted failure(s); (2) failure to follow the lawful directives of employee’s manager(s), such failure being evidenced by a written report submitted by such manager(s) to the Board of Directors so indicating failure and including a remedy or remedies reasonably satisfactory to the Board of Directors; (3) material violation of any company policy; (4) commission of any act of fraud, embezzlement, dishonesty or any other misconduct that has caused or is reasonably expected to result in material injury to the company; (5) unauthorized use or disclosure of any proprietary information or trade secrets of the company or any other party to whom employee owes an obligation of nondisclosure as a result of the relationship with the company; (6) material breach by employee of any obligations under any written agreement or covenant with the company; or (7) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state.

For purposes of the Severance Plan, a “resignation for good reason” generally means a participant’s resignation from all positions he or she then holds with us within 30 days following the expiration of the cure period (described below) following the occurrence of any of the following events taken without such participant’s written consent, provided that the participant has given us written notice of the event within 30 days of the first occurrence of such event and has given us at least 30 days to cure the event and, to the extent curable, we have not cured such event within 30 days after receipt of such notice: (1) a material reduction in the participant’s annual base salary; (2) a material adverse change in the participant’s position causing such position to be of materially reduced status or responsibilities; (3) relocation of the participant’s principal place of employment to a place that increases the participant’s one-way commute by more than 50 miles as compared to the participant’s then-current principal place of employment immediately prior to such relocation; or (4) the failure of any successor-in-interest to assume any of our material obligations under the Severance Plan or material written contractual obligation to the participant, which (in either case) adversely affects the participant.

For purposes of the Severance Plan, a “change in control” means a “change in control” as defined in our 2014 Equity Incentive Plan.

In addition, in the event any of the amounts provided for under the Severance Plan or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, and such payments would be subject to the excise tax imposed by Section 4999 of the Code, then such payments will either be (1) provided to the participant in full, or (2) reduced to such lesser amount that would result in a smaller or no portion of such payments being subject to the excise tax, whichever amount, after taking into account all applicable taxes, including the excise tax, would result in the participant’s receipt, on an after-tax basis, of the greatest amount of such payments.

We may amend or terminate the Severance Plan or any participation notice at any time provided that a participant’s written consent is obtained if the amendment or termination would adversely affect the participant.

All payments and severance benefits under the Severance Plan are subject to recoupment by us under any clawback policy we adopt in accordance with applicable law and certain other recoupment provisions as determined by the Board of Directors.

The Compensation Committee believes these severance benefits are important from a retention perspective to provide some level of protection to our executive officers from being terminated without cause or constructively terminated prior to or after a change in control, and that the amounts are reasonable when compared with similar arrangements adopted by companies in our peer group. In addition, the Compensation Committee believes that these severance benefits align executive and stockholder interests by enabling the executive officers to consider corporate objectives and possible transactions that are in the best interests of the stockholders and other constituents of Alder without undue concern over whether such objectives or transactions may jeopardize the officers’ own employment. With these arrangements, the Compensation Committee sought uniformity of results among the officers based on their positions at Alder, with Dr. Schatzman receiving some additional vesting acceleration. In addition, the Compensation Committee believes that the payment-triggering event outside of the death or disability context, namely, being terminated without cause or constructively terminated, and then only when there is no misconduct by the officer, is a fair hurdle for the ensuing rewards. More information regarding these arrangements is provided under the heading “Potential Payments upon Termination or Change in Control.”

2016 Compensation Decisions

CEO Compensation. Dr. Schatzman’s 2016 compensation consisted principally of base salary, an annual bonus award and an annual stock option award. The Compensation Committee determined his compensation using methods consistent with those described above under the heading “Principal Elements of Compensation.” In January 2016, the Compensation Committee approved a merit increase of 11.7% to Dr. Schatzman’s 2015 base salary (to $525,000 in 2016) in recognition of his role in leading the achievement of substantially all of our 2015 corporate performance goals and an analysis of competitive peer group salary levels and other survey data. Dr. Schatzman’s 2015 base salary was below the 25th percentile compared to our peer group salary levels and the 2016 increase was targeted so that Dr. Schatzman’s base salary to approximate the 50th percentile compared to our peer group. The Compensation Committee in January 2017 approved a cash bonus of $274,313 under our 2016 executive bonus program in accordance with the level of achievement of the pre-defined corporate performance goals for 2016 and set by the Compensation Committee at 95% as described above under the heading “Principal Elements of Compensation—Annual Incentive Compensation.” Dr. Schatzman was awarded a grant of stock options to purchase 236,500 shares in January 2016 in accordance with the methods described above under the heading “Principal Elements of Compensation—Long-Term Incentive Compensation.”

Compensation of the Other Named Executive Officers. The Compensation Committee reviewed similar considerations for each of the other named executive officers, and our Compensation Committee’s 2016 compensation determination for these executive officers are set forth below.

With respect to Dr. Latham, the Compensation Committee focused on Dr. Latham’s key contributions to advancing our clinical and preclinical pipeline and his key role in positioning our intellectual property. In January 2016, the Compensation Committee approved a merit increase of 3.5% to Dr. Latham’s 2015 base salary (to $405,745 in 2016) in recognition of the individual performance described above and an analysis of competitive peer group salary levels and other survey data. Dr. Latham’s 2015 base salary was between the 25th and 50th percentiles compared to our peer group salary levels and the 2016 increase was targeted so that Dr. Latham’s base salary to approximate the 50th percentile compared to our peer group. The Compensation Committee in January 2017 also approved a cash bonus of $170,413 under our 2016 executive bonus program in accordance with the level of achievement of the pre-defined corporate performance goals for 2016 (95%) and individual performance (115%) as described above under the heading “Principal Elements of Compensation—Annual Incentive Compensation.” Dr. Latham was awarded a grant of stock options to purchase 100,000 shares in January 2016 in accordance with the methods described above under the heading “Principal Elements of Compensation—Long-Term Incentive Compensation.”

With respect to Ms. Sandoval, the Compensation Committee focused on Ms. Sandoval’s relevant experience, historical achievements and the level of compensation of our peer group companies. In July 2016, the Compensation Committee approved an initial salary of $380,000, based on an analysis of competitive peer group salary levels and other survey data. Ms. Sandoval’s base salary was at the approximately 50th percentile compared to our peer group. The Compensation Committee in January 2017 also approved a cash bonus of $47,341, which is a pro-rated amount based on Ms. Sandoval’s 2016 employment period, under our 2016 executive bonus program in accordance with the level of achievement of the pre-defined corporate performance goals for 2016 (95%) and individual performance (115%) as described above under the heading “Principal Elements of Compensation—Annual Incentive Compensation.” Ms. Sandoval was awarded an initial grant of stock options to purchase 225,000 shares in October 2016 in accordance with the methods described above under the heading “Principal Elements of Compensation—Long-Term Incentive Compensation” and a review of peer group data.

With respect to Dr. Whitaker, the Compensation Committee focused on Dr. Whitaker’s relevant experience, historical achievements and the level of compensation of our peer group companies. In May 2016, the Compensation Committee approved an initial salary of $450,000, based on an analysis of competitive peer group salary levels and other survey data. Dr. Whitaker’s base salary was at the approximately 50th percentile compared to our peer group. The Compensation Committee in January 2017 also approved a cash bonus of $98,339, which is a pro-rated amount based on Dr. Whitaker’s 2016 employment period, under our 2016 executive bonus program in accordance with the level of achievement of the pre-defined corporate performance goals for 2016 (95%) and individual performance (110%) as described above under the heading “Principal Elements of Compensation—Annual Incentive Compensation.” Dr. Whitaker was awarded an initial grant of stock options to purchase 225,000 shares in July 2016 in accordance with the methods described above under the heading “Principal Elements of Compensation—Long-Term Incentive Compensation” and a review of peer group data. In addition, Dr. Whitaker was paid a signing bonus of $35,000 in connection with his hiring as an additional incentive.

With respect to Mr. Benedict, the Compensation Committee focused on Mr. Benedict’s key contributions to our successful public offerings in 2015 and in April 2016 and his key role in leading our SEC and financial reporting. In January 2016, the Compensation Committee approved a merit increase of 3.5% to Mr. Benedict’s 2015 base salary (to $266,677 in 2016) in recognition of the individual performance described above and analysis of competitive market salary levels based on survey data. Publicly available peer group data was not available for Mr. Benedict in January 2016, as Senior Vice President, Finance, is not typically a named executive officer position. In connection with Mr. Benedict’s promotion to Executive Vice President and Principal Accounting Officer in October 2016, Mr. Benedict’s base salary was increased to $316,800, his target bonus for 2016 was increased to 33% of his annual base salary and he was awarded a grant of stock options to purchase 30,000 shares. These increases were based upon a review of the level of compensation of our peer group companies, in light of Mr. Benedict’s new position. The Compensation Committee in January 2017 also approved a cash bonus of $99,735 under our 2016 executive bonus program in accordance with the level of achievement of the pre-defined corporate performance goals for 2016 (95%) and individual performance (110%) as described above under the heading “Principal Elements of Compensation—Annual Incentive Compensation.” Mr. Benedict was awarded a grant of stock options to purchase 40,000 shares in January 2016 in accordance with the methods described above under the heading “Principal Elements of Compensation—Long-Term Incentive Compensation.”

Tax and Accounting Considerations

In making compensation decisions affecting our executive officers, the Compensation Committee considers and, to the extent practicable and to the extent permitted by applicable law, intends to maximize our ability to deduct under applicable federal corporate income tax law compensation payments made to executive officers. Specifically, the Compensation Committee considers the requirements and the impact of Section 162(m) of Code adopted under the Omnibus Budget Reconciliation Act of 1993, which generally disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the principal executive officer and three other most highly compensated executive officers (other than our principal financial officer), respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m).

Section 162(m) of the Code, limits the amount that we may deduct from our federal income taxes for remuneration paid to our principal executive officer and three most highly compensated executive officers (other than our principal financial officer) to $1 million per person covered per year, unless certain requirements are met. Section 162(m) of the Code provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by an executive officer upon the exercise of qualifying compensatory stock options. While the Compensation Committee is mindful of the benefit to our performance of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Code where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible and approval of compensation, including the grant of stock options or other “performance-based compensation” to our executive officers, by the Compensation Committee is not a guarantee of deductibility under the Code. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of Alder and our stockholders.

We follow the applicable accounting rules for our stock-based compensation awards. In accordance with generally accepted accounting principles, stock-based compensation cost is measured at the grant date, or with respect to performance-based awards, the service inception date, based on the estimated fair value of the awards using a variety of assumptions. This calculation is performed for accounting purposes and, as applicable, reported in the compensation tables, even though recipients may never realize any value from their awards. We expect to record this expense on an ongoing basis over the requisite employee service period. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and principal financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Compensation and Risk

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our business. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage our employees to assume excessive risks.

Summary

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees’ interests with those of our stockholders. The Compensation Committee believes that the compensation of our executives is both appropriate and responsive to the goal of improving stockholder value.

REPORT OF THE COMPENSATION COMMITTEE(1)

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Dr. Clay Siegall (Chair)

Mr. Paul Carter

Dr. Deepa Pakianathan

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, the Compensation Committee consisted of Clay Siegall (chairman), Gary Bridger (who ceased serving as a member of the Company’s Compensation Committee effective as of May 2016), Paul Carter and Deepa R. Pakianathan, none of whom is a current or former officer or employee of Alder.

No member of the Compensation Committee during 2016 or executive officer of Alder has or had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary		Bonus		Non-Equity Incentive Plan Compensation		Option Awards(1)	All Other Compensation		Total
Randall C. Schatzman, Ph.D.	2016	$525,000		—		$274,313	(2)	$3,203,126	$34,311	(3)	$4,036,750
President, Chief Executive Officer and Director	2015	470,000		—		270,250		2,048,310	32,042		2,820,602
	2014	420,029		—		264,000		1,487,715	31,478		2,203,222

Larry K. Benedict(4)	2016	278,634		—		99,735	(2)	1,059,920	13,899	(5)	1,452,188
Executive Vice President and Principal Accounting Officer	2015	257,659		—		86,960		472,687	11,669		828,975

John A. Latham, Ph.D.	2016	405,745		—		170,413	(2)	1,354,388	27,811	(6)	1,958,357
Chief Scientific Officer	2015	392,024		—		176,411		945,374	25,666		1,539,475
	2014	376,946		—		177,165		574,077	23,948		1,152,136

Elisabeth A. Sandoval, M.B.A.	2016	129,590	(7)	—		47,341	(2)(8)	4,047,754	45,733	(9)	4,270,418
Chief Commercial Officer

Timothy M. Whitaker, M.D.	2016	240,577	(10)	35,000	(11)	98,339	(2)(8)	3,281,585	11,500	(12)	3,667,001
Chief Medical Officer

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts for 2016 are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	Amounts reported in the non-equity incentive compensation plan column represent bonuses paid under our bonus program. For more information about our executive officer bonus program, see “—Compensation Discussion and Analysis—Principal Elements of Compensation” and “—Compensation Discussion and Analysis—2016 Compensation Decisions.”
(3)	Includes: (a) the value of company paid premiums of $20,937 for term-life, long-term care and disability insurance, (b) $13,250 of safe-harbor matching contributions defined in our 401(k) plan and (c) the value of a company gift.
(4)	Mr. Benedict was not a named executive officer in 2014.
(5)	Includes: (a) $13,250 of safe-harbor matching contributions defined in our 401(k) plan and (b) the value of a company gift and gym reimbursement amounts.
(6)	Includes: (a) the value of company paid premiums of $14,061 for term-life, long-term care and disability insurance, (b) $13,250 of safe-harbor matching contributions defined in our 401(k) plan and (c) gym reimbursement amounts.
(7)	Ms. Sandoval joined us in August 2016, and the amount reflects a partial year of service.
(8)	Ms. Sandoval and Dr. Whitaker joined us in August 2016 and June 2016, respectively. Amounts reported in the non-equity incentive compensation plan column represent bonuses paid under our bonus program, which were pro-rated based on Ms. Sandoval or Dr. Whitaker’s 2016 employment period.

(9)	Includes: (a) $1,583 of safe-harbor matching contributions defined in our 401(k) plan and (b) $44,150 in paid or reimbursed relocation expenses pursuant to her offer letter, including tax gross-ups.
(10)	Dr. Whitaker joined us in June 2016, and the amount reflects a partial year of service.
(11)	Represents a signing bonus.
(12)	Includes: (a) $11,250 of safe-harbor matching contributions defined in our 401(k) plan and (b) gym reimbursement amounts.

GRANTS OF PLAN-BASED AWARDS FOR 2016

The following table provides information relating to grants of plan-based incentive awards to each of our named executive officers in 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target)(1)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards(2)
Randall C. Schatzman, Ph.D.	N/A	$288,750	—	—	—
	1/29/2016	—	236,500	$24.18	$3,203,126

Larry K. Benedict	N/A	97,302	—	—	—
	1/29/2016	—	40,000	24.18	541,755
	10/6/2016	—	30,000	30.20	518,165

John A. Latham, Ph.D.	N/A	162,298	—	—	—
	1/29/2016	—	100,000	24.18	1,354,388

Elisabeth A. Sandoval, M.B.A.	N/A	45,087	—	—	—
	10/5/2016	—	225,000	31.47	4,047,754

Timothy M. Whitaker, M.D.	N/A	95,940	—	—	—
	7/14/2016	—	225,000	25.56	3,281,585

(1)	Represents the target amount of each executive’s cash payments under our non-equity incentive compensation plan as established by the Compensation Committee and described in “Compensation Discussion and Analysis” above. Actual payments made for 2016 are provided in the “Summary Compensation Table.”
(2)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2016.

	Vesting Commencement Date	Number of Securities Underlying Unexercised Options(1)			Option Exercise Price	Option Expiration Date
Name		Exercisable	Unexercisable
Randall C. Schatzman, Ph.D.	3/24/2008	108,181	—		1.65	7/22/2018
	2/24/2009	81,817	—		0.99	4/20/2019
	2/26/2010	45,453	—		4.46	2/25/2020
	1/1/2011	45,454	—		3.96	5/9/2021
	6/13/2012	163,636	—		3.47	6/12/2022
	1/1/2014	19,233	7,140	(2)	6.77	2/10/2024
	5/7/2014	58,713	32,196	(2)	10.00	5/6/2024
	7/8/2014	48,334	31,666	(2)	16.90	7/7/2024
	1/1/2015	62,292	67,708	(2)	28.23	1/25/2025
	1/1/2016	—	236,500	(2)	24.18	1/28/2026

Larry K. Benedict	6/13/2012	7,444	—		3.47	6/12/2022
	1/1/2013	8,901	189	(2)	3.47	1/29/2023
	1/1/2014	4,640	1,723	(2)	6.77	2/10/2024
	5/7/2014	2,936	1,609	(2)	10.00	5/6/2024
	7/8/2014	9,063	5,937	(2)	16.90	7/7/2024
	1/1/2015	14,375	15,625	(2)	28.23	1/25/2025
	1/1/2016	—	40,000	(2)	24.18	1/28/2026
	10/6/2016	—	30,000	(2)	30.20	10/5/2026

John A. Latham, Ph.D.	2/26/2010	22,727	—		4.46	2/25/2020
	6/13/2012	95,454	—		3.47	6/12/2022
	1/1/2014	9,943	3,692	(2)	6.77	2/10/2024
	5/7/2014	11,742	6,439	(2)	10.00	5/6/2024
	7/8/2014	24,167	15,833	(2)	16.90	7/7/2024
	1/1/2015	28,750	31,250	(2)	28.23	1/25/2025
	1/1/2016	—	100,000	(2)	24.18	1/28/2026

Elisabeth A. Sandoval, M.B.A.	8/30/2016	—	225,000	(2)	31.47	10/4/2026

Timothy M. Whitaker, M.D.	6/20/2016	—	225,000	(2)	25.56	7/13/2026

(1)	Pursuant to the Severance Plan, the vesting of such named executive officer’s option awards will accelerate under certain circumstances as described under “—Employment and Change in Control Severance Benefits Agreements.”
(2)	The unvested shares are scheduled to vest over a four-year period as follows: 25% of the shares underlying the options vest on the one-year anniversary of the vesting commencement date and thereafter 1/48th of the shares vest each month, subject to continued service with us through each relevant vesting date.

OPTION EXERCISES IN 2016

The following table presents, for each of our named executive officers, the number of shares of our common stock acquired upon the exercise of stock options and the aggregate value realized upon the exercise of stock options.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Randall C. Schatzman, Ph.D.	108,181	$3,042,695
Larry K. Benedict	—	—
John A. Latham, Ph.D.	113,636	3,280,344
Elisabeth A. Sandoval, M.B.A.	—	—
Timothy M. Whitaker, M.D.	—	—

(1)	The aggregate value realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock on the date of exercise and the aggregate exercise price of the option.

Employment Agreements

Offer Letters

We have entered into offer of employment letters with each of the named executive officers in connection with his employment with us. With the oversight and approval of our Board of Directors, each of these employment agreements was negotiated on our behalf by our Chief Executive Officer, Dr. Randall Schatzman, with the exception of his own employment agreement. These agreements provided for “at will” employment and set forth the terms and conditions of employment of each named executive officer, including base salary, standard employee benefit plan participation, and the acceleration of the vesting of restricted stock and stock options held by such named executive officers upon the occurrence of certain conditions. These employment agreements were each subject to execution of our standard confidential information and invention assignment agreement.

Severance Plan

We adopted the Severance Plan, which became effective in May 2014. The terms of the Severance Plan are summarized above under “—Post-Termination Protection.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table provides information concerning the estimated payments and benefits that each named executive officer would be entitled under the Severance Plan. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2016. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

	Involuntary Termination
Name and Principal Position	Non-Change in Control ($)(1)	Upon Change in Control or within 12 months Upon Change in Control ($)(2)(3)
Randall C. Schatzman, Ph.D.
President and Chief Executive Officer
Base salary	787,500	787,500
Bonus award	433,125	433,125
Vacation payout	60,480	60,480
Health benefit continuation	39,070	39,070
Stock award acceleration	—	571,424

Total	1,320,175	1,891,599

Larry K. Benedict
Executive Vice President and Principal Accounting Officer
Base salary	316,800	316,800
Bonus award	126,720	126,720
Vacation payout	2,002	2,002
Health benefit continuation	26,047	26,047
Stock award acceleration	—	67,990

Total	471,569	539,559

John A. Latham, Ph.D.
Chief Scientific Officer
Base salary	405,745	405,745
Bonus award	133,896	133,896
Vacation payout	34,579	34,579
Health benefit continuation	18,073	18,073
Stock award acceleration	—	36,219

Total	592,293	628,512

Elisabeth A. Sandoval, M.B.A.
Chief Commercial Officer
Base salary	190,000	190,000
Bonus award	66,500	66,500
Vacation payout	10,980	10,980
Health benefit continuation	8,215	8,215
Stock award acceleration	—	—

Total	275,695	275,695

Timothy M. Whitaker, M.D.
Chief Medical Officer
Base salary	225,000	225,000
Bonus award	90,000	90,000
Vacation payout	18,719	18,719
Health benefit continuation	18,073	18,073
Stock award acceleration	—	—

Total	351,792	351,792

(1)	Represents amounts payable under the terms of the Severance Plan, in the event we involuntarily terminate any participant for any reason other than cause, death or disability, and such termination is not in connection with or within 12 months following a change in control.
(2)	Represents amounts payable under the Severance Plan due to the acceleration of vesting in connection with a change in control in the event (a) the outstanding and unvested stock options are not assumed or substituted with similarly equivalent options in such change in control or (b) we involuntarily terminate any participant for any reason other than cause, death or disability, or the participant resigns for Good Reason (as defined in the Severance Plan), and such termination or resignation occurs in connection with or within 12 months following a change in control. In addition, Dr. Schatzman will be entitled to such acceleration of vesting in the event he remains employed by Alder or its successor on the one-year anniversary of the change in control.
(3)	The value of stock award vesting acceleration is based on the closing stock price of $20.80 per share for our common stock as reported on the NASDAQ Global Market on December 30, 2016. As the exercise price for the options held by Ms. Sandoval and Dr. Whitaker is higher than $20.80, the acceleration of vesting of those options would not have resulted in any additional payment or benefit.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of December 31, 2016. All outstanding awards relate to our common stock.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted- Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders:
2005 Stock Option Plan	1,136,167	$3.29	—
2014 Equity Incentive Plan(1)	3,781,885	25.95	2,080,483
2014 Employee Stock Purchase Plan(1)	—	N/A	793,995
Equity compensation plans not approved by security holders:	—	N/A	—

Total	4,918,052	N/A	2,874,478

(1)	Our 2014 Equity Incentive Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each calendar year, equal to the lesser of: (a) 4% of the outstanding shares of common stock as of the last day of the immediately preceding calendar year; and (b) such other amount as the Board of Directors may determine. Our 2014 Employee Stock Purchase Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each calendar year, equal to the lesser of: (a) 1% of the outstanding shares of common stock on the first day of such calendar year and (b) 750,000 shares of common stock; provided that the Board of Directors, or a committee appointed by the Board of Directors, may determine that there shall be no increase or a lesser increase than the foregoing for any given calendar year.

TRANSACTIONS WITH RELATED PERSONS

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in this proxy statement, below we describe transactions since January 1, 2016 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

INVESTOR RIGHTS AGREEMENT

We are party to an investor rights agreement that provides holders of our preferred stock, including certain holders of more than 5% of our capital stock and entities affiliated with certain of our directors, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

The registration of shares of our common stock pursuant to the exercise of certain registration rights would enable the holders to sell these shares without restriction under the Securities Act, when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered pursuant to certain demand, piggyback and Form S-3 registrations.

INDEMNIFICATION AGREEMENTS

Our amended and restated certificate of incorporation provides that we may indemnify our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide that we will indemnify our directors and officers and may indemnify our other employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered and expect to continue to enter into agreements to indemnify our directors and executive officers.

POLICY ON FUTURE RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our capital stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Alder stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Alder. Direct your written request to Corporate Secretary, Alder BioPharmaceuticals, Inc. 11804 North Creek Parkway South, Bothell, WA 98011 or contact our Corporate Secretary at (425) 205-2900. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Mark Litton

Chief Business Officer, Treasurer and Corporate Secretary

April 28, 2017

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016 is available without charge upon written request to: Corporate Secretary, Alder BioPharmaceuticals, Inc. 11804 North Creek Parkway South, Bothell, WA 98011.

ALDER BIOPHARMACEUTICALS, INC C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐

Nominees

01	Randall C. Schatzman 02 Heather Preston 03 Clay B. Siegall

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the accompanying proxy statement.					☐	☐	☐

3	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.					☐	☐	☐

NOTE: To conduct any other business properly brought before the meeting and/or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000336725_1    R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: 2016 Annual Report and Proxy Statement for the 2017 Annual Meeting are available on www.proxyvote.com

— — — — — — — — — — — — —  — — —  — — — — — — — — — — — — — — — — —  — — — — — — — — —  —

ALDER BIOPHARMACEUTICALS, INC.

Annual Meeting of Stockholders

May 24, 2017

This proxy is solicited by the Board of Directors

The undersigned stockholder hereby revoke(s) all previous proxies and hereby appoint Randall C. Schatzman, Mark J. Litton and James B. Bucher, or any of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them, or any of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Alder BioPharmaceuticals, Inc. that the undersigned stockholder(s) is/are entitled to vote at the 2017 Annual Meeting of Stockholders of Alder BioPharmaceuticals, Inc. to be held at 10:00 a.m. local time on May 24, 2017 at the offices of Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder(s), with discretionary authority as to any and all other matters that may properly come before the meeting. If no such direction is made, the proxyholders will have the authority to vote “FOR” each of the nominees listed in Proposal No. 1, and “FOR” Proposal Nos. 2 and 3, each as more specifically described in the proxy statement. In their discretion, the proxies of the undersigned are authorized to vote upon any and all other matters that may properly come before the meeting.

(Continued and to be marked, dated and signed, on the other side)

Continued and to be signed on reverse side

0000336725_2     R1.0.1.15